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Nicholas-Applegate Convertible & Income Fund II 		Annual Shareholder
February 28, 2009 (unaudited)				        Meeting Results



The Fund held its annual meeting of shareholders on July 23,2008.
Common/Preferred shareholders voted as indicated below.






                                                                 Withheld
                                                 Affirmative     Authority
Re-election of John J. Dalessandro II*
	Class II to serve until 2011                  14,703         1,052

Re-election of R. Peter Sullivan III
	Class II to serve until 2011              50,576,096     1,019,046

Election of Diana L. Taylor **
        Class II to serve until 2011              50,591,181     1,003,961



Messrs. Paul Belica, Robert E. Connor*, Hans W. Kertess and William B. Ogden, IV continue to serve as Trustees. Mr. John J. Dalessandro II served as a Class II Trustee of the Fund until his death on September 14, 2008.

*Preferred Shares Trustee
**On October 22, 2008, Ms. Taylor was appointed by the Board to serve as a Preferred Share Trustee of the Fund to fill a vacancy resulting from the death of John J. Dalessandro II, who formerly served as a Trustee elected by the Preferred Shareholders, voting as a seperate class, of the Fund.


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